Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post –Effective Amendment No. 68 to the Registration Statement on Form N –1A of Fidelity Hereford Street Trust: Fidelity Flex Government Money Market Fund and Fidelity Treasury Only Money Market Fund of our reports dated June 12, 2023; Fidelity Government Money Market Fund and Fidelity Money Market Fund of our reports dated June 13, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds ’ Annual Reports to Shareholders on Form N-CSR for the period ended April 30, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 22, 2023